Exhibit 10.6

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT, DATED AS OF MARCH 12, 2015, BETWEEN THE ROYAL BANK OF SCOTLAND plc, AS PRIORITY LIEN AGENT (AS DEFINED THEREIN) AND ENERGY XXI GULF COAST, INC., A DELAWARE CORPORATION (“EXXI”) (THE “INTERCREDITOR AGREEMENT”). EXXI, BY ITS ACCEPTANCE OF THIS SECURED SECOND LIEN PROMISSORY NOTE (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, (C) REPRESENTS AND WARRANTS THAT IT IS AUTHORIZED TO ENTER INTO THE INTERCREDITOR AGREEMENT AND (D) ACKNOWLEDGES AND AGREES THAT ITS ENTERING INTO THE INTERCREDITOR AGREEMENT IS A MATERIAL INDUCEMENT TO THE PRIORITY LIEN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT) TO EXTEND CREDIT TO EXXI AND EPL OIL & GAS, INC. AND SUCH PRIORITY LIEN SECURED PARTIES ARE INTENDED THIRD PARTY BENEFICIARIES OF THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

THIS NOTE (THE “PROMISSORY NOTE”) HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS PROMISSORY NOTE NOR ANY INTEREST HEREIN MAY BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

EPL OIL & GAS, INC.

SECURED SECOND LIEN PROMISSORY NOTE

Wilmington, Delaware

March 12, 2015

Principal Amount: U.S. $325,000,000.00

FOR VALUE RECEIVED, EPL Oil & Gas, Inc., a Delaware corporation (the “Maker”), does hereby promise to pay to the order of Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Payee”), in lawful money of the United States of America, on the Stated Maturity Date (as defined hereinafter), the principal amount of three hundred twenty-five million (U.S. $325,000,000.00) (the “Principal Amount”) or, if less, the unpaid principal amount hereof (the “Outstanding Principal Amount”), together with (a) interest on the Outstanding Principal Amount from time to time outstanding hereunder, payable on the Stated Maturity Date, at the Reference Rate (as defined hereinafter) and (b) interest on any overdue payment of Outstanding Principal Amount or interest, in either case payable on demand, at the rate per annum provided herein.

SECTION 1

DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

“Bankruptcy” means, for any Person, such Person’s (a) becoming insolvent or generally failing to pay, or admitting in writing its inability or unwillingness generally to pay, debts as they become due, (b) application for, consent to, or acquiescence in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of such Person or making a general assignment for the benefit of such Person’s creditors, (c) in the absence of such application, consent or acquiescence, permitting or suffering to exist the appointment of a trustee, receiver, receiver manager, sequestrator or other custodian for a substantial part of such Person’s property, and such trustee, receiver, receiver manager, sequestrator or other custodian shall not be discharged within sixty (60) days, (d) permitting or suffering to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding in respect of such Person, and, if any such case is not commenced by such Person, consenting to or acquiescing in such a case or proceeding or such case or proceeding results in the entry of an order for relief or remains undismissed for sixty (60) days; or (e) taking any action authorizing, or in furtherance of, any of the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Texas or New York are authorized or required by law to remain closed.

“Credit Agreement” means the Second Amended and Restated First Lien Credit Agreement, dated as of May 5, 2011, among the Maker, the Payee, the lenders party thereto and The Royal Bank of Scotland plc, as administrative agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Event of Default” has the meaning provided such term in Section 3.2.

“Guaranty” means that certain Guaranty, dated as of March 12, 2015 made by the guarantor parties thereto in favor of the Payee.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of March 12, 2015, between The Royal Bank of Scotland plc, as Priority Lien Agent (as defined therein), and EXXI, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Material Adverse Effect” means, in light of all circumstances prevailing at the time, a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance, properties or prospects of the Maker or the Maker and its Subsidiaries taken as a whole, (b) the rights and remedies of the Payee under any Second Lien Loan Document, (c) the ability of the Maker or any of its Subsidiaries to perform its Obligations under any Second Lien Loan Document, (d) the legality, validity or enforceability of this Promissory Note or any other Second Lien Loan Document or (e) the validity, perfection or priority of Liens with respect to any material portion of the Collateral in favor of the Payee.

“Mortgage” means each mortgage, deed of hypothecation, debenture, pledge, deed of trust or agreement, if any, executed and delivered by Maker or one or more of its Subsidiaries in favor of Payee pursuant to the requirements of this Promissory Note in form and substance reasonably satisfactory to Payee, as applicable, under which a lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Maker and each other Obligor arising under or in connection with a Second Lien Loan Document and the principal of and premium, if any, and interest on such obligations.

“Obligor” means, as the context may require, the Maker and each other Person that is a Subsidiary of the Maker that is obligated under any Second Lien Loan Document.

“Reference Rate” means a rate of ten percent (10.0%) per annum.

“Second Lien Loan Documents” means, collectively, this Promissory Note, the Pledge and Security Agreement, the Guaranty, the Mortgages and each other agreement, certificate, document or instrument delivered in connection with any Second Lien Loan Document, whether or not specifically mentioned herein or therein.

“Stated Maturity Date” means October 9, 2018; provided that if the “Stated Maturity Date” under the Credit Agreement is accelerated to an earlier date pursuant to the terms thereof, then the Stated Maturity Date hereunder shall commensurately accelerate to such date that is one hundred eighty (180) days following the date of the then-accelerated “Stated Maturity Date” under the Credit Agreement.

Unless otherwise defined herein or the context otherwise requires, terms used in this Promissory Note, including its preamble and recitals, have the meanings provided in the Pledge and Security Agreement.

SECTION 2

PAYMENT OF PRINCIPAL AND INTEREST

2.1           Interest. Interest shall accrue on the Outstanding Principal Amount hereunder at a rate equal to the Reference Rate; provided, however, that upon the occurrence and during the continuance of any default by the Maker in the payment of any amount due under this Promissory Note or any other Second Lien Loan Document, interest shall accrue and be payable by the Maker on such Outstanding Principal Amount or such other amount due at a rate per annum equal to two percentage points (2%) above the Reference Rate. Accrued and unpaid interest shall be due and payable quarterly, on the fifth day following the end of each calendar quarter (or the first Business Day thereafter if such day is not a Business Day). Notwithstanding the foregoing, the first payment of accrued and unpaid interest under this Promissory Note shall be due on July 5, 2015, and not April 5, 2015. Interest shall be computed on the basis of a year of 360 days and for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

2.2           Payment. All payments hereunder shall be made in immediately available funds by wire transfer to the Payee at the account designated by Payee.

2.3           Prepayment. Subject to the terms and conditions of the Intercreditor Agreement and to the extent, but only to the extent, permitted by the Credit Agreement, the Maker may at its option, and without any penalty or premium, prepay this Promissory Note in whole or in part at any time. Prepayments shall be applied first to accrued and unpaid costs, expenses and indemnities, then to accrued and unpaid interest, and then to the Outstanding Principal Amount.

2.4           Maximum Lawful Rate. Notwithstanding anything to the contrary contained in this Promissory Note, at no time shall the Maker be obligated or be required to pay interest on principal of this Promissory Note at a rate of interest that would be in excess of the maximum rate which the Maker is permitted by applicable law to contract or agree to pay. If the Maker would at any time be required or obligated to pay interest on principal of this Promissory Note at a rate in excess of such maximum rate, then the rate of interest under this Promissory Note shall be deemed to be immediately reduced to such maximum rate. Interest payable hereunder shall be computed at such maximum rate and any prior interest payments made in excess of such maximum rate shall be applied and shall be deemed to have been payments made in reduction of principal of this Promissory Note and thereafter the Payee shall refund any remaining excess to the Maker or as a court of competent jurisdiction may otherwise order.

2.5           Taxes. Any and all payments by the Maker hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Payee’s overall net income, including franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which it is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If the Maker shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) the Payee receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Maker shall make such deduction and (iii) the Maker shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Maker shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Promissory Note (hereinafter referred to as “Other Taxes”). The Maker shall indemnify the Payee for and hold the Payee harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.5) imposed on or paid by the Payee and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within 30 days from the date the Payee makes written demand therefore. Within 30 days after the date of payment of any Taxes or Other Taxes, the Maker shall furnish to Payee the original or a certified copy of a receipt evidencing such payment. The Payee, from time to time hereafter as requested in writing by the Maker, agrees to provide (but only if the Payee is lawfully able to do so) to the Maker a copy of any form, document or other certification, appropriately completed, necessary for the Payee to be exempt from, or entitled to a reduced rate of, Taxes on payments pursuant to this Promissory Note.

SECTION 3

GUARANTY; SECURITY; DEFAULT

3.1           Subsidiary Guaranty and Security. Until paid in full in cash, the obligations of Maker under this Promissory Note shall be guaranteed by and secured by substantially all of Maker’s and its Subsidiaries’ assets, whether now owned or hereinafter acquired (the “Collateral”), including as set forth in that certain Second Lien Pledge and Security Agreement and Irrevocable Proxy, dated as of even date herewith, made by Maker and its Subsidiaries in favor of Payee (the “Pledge and Security Agreement”). Maker will execute any documents, Uniform Commercial Code Form UCC-1 financing statements and Uniform Commercial Code Form UCC-3 amendment or continuation statements (“Filing Statements”), agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that Payee may request, in order to effectuate the transactions contemplated by this Promissory Note and in order to grant, preserve, protect and perfect the validity and second priority of the liens created or intended to be created by this Promissory Note, such Pledge and Security Agreement and such Mortgages. In addition, from time to time, Maker will, and will cause each of its Subsidiaries to, at Maker’s cost and expense, promptly guarantee and secure the obligations under this Promissory Note by pledging or creating, or causing to be pledged or created, perfected liens with respect to such of its assets and properties as Payee shall designate, it being agreed that it is the intent of the parties that such obligations shall be secured by, among other things, substantially all the assets of Maker and its Subsidiaries (including real and personal property acquired subsequent to the date hereof). Such liens will be created in form and substance satisfactory to Payee, and Maker shall deliver or cause to be delivered to Payee all such instruments and documents as Payee shall request to evidence compliance with this Section. Without limiting the foregoing, Maker, on its own behalf and on behalf of its Subsidiaries, agrees that Payee is hereby authorized to file, at such times as Payee deems necessary or desirable, Filing Statements naming Maker or such Subsidiary as debtor and describing the collateral as “all personal property” or “all assets” of Maker and any of such Subsidiaries whether now or hereafter acquired, or words of like import. Maker shall provide further assurances and all such signatures to documents (including, without limitation, any security agreement, mortgage or deed of trust), consents and other actions requested by the Payee to cause the liens upon the Collateral to become and remain fully perfected liens. Upon payment in full of all amounts owed pursuant to this Promissory Note and the other Second Lien Loan Documents, Payee shall promptly act to release all liens under this Promissory Note, and provide reasonable assistance to Maker and its Subsidiaries in any and all necessary public filings to reflect such releases.

3.2           Default. A default shall arise in respect of this Promissory Note upon (each of the following, an “Event of Default”):

 (a)          the Maker failing to pay any principal or interest when due under this Promissory Note;

 (b)          a Bankruptcy of the Maker or any of its Subsidiaries;

 (c)          the breach by the Maker or any of its Subsidiaries of any representation or warranty in, or any term or provision of, this Promissory Note, any Second Lien Loan Document or the Intercreditor Agreement, and such breach shall continue unremedied for a period of thirty (30) days; or

 (d)          the default of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (as defined in the Credit Agreement) of the Maker or any of its Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $2,500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

If any Event of Default under this Promissory Note shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may by notice to the Maker declare all or any portion of the Outstanding Principal Amount and any and all accrued but unpaid interest in respect hereof to be immediately due and payable, whereupon such amounts shall immediately become due and payable, without further notice, demand or presentment.

SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1           The Maker hereby represents and warrants that after giving effect to the terms hereof:

 (a)          the representations and warranties of the Maker and its Subsidiaries contained in the Second Lien Loan Documents are true and correct as of the date hereof in all material respects, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects as of such earlier date;

 (b)          the execution, delivery and performance by the Maker and its Subsidiaries of this Promissory Note and the other Second Lien Loan Documents have been duly authorized by all necessary corporate or other action required on their part and this Promissory Note and the other Second Lien Loan Documents constitutes the legal, valid and binding obligation of the Maker and its Subsidiaries enforceable against them in accordance with its terms, except as its enforceability may be affected by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally;

 (c)          neither the execution, delivery and performance of this Promissory Note and the Second Lien Loan Documents by the Maker and its Subsidiaries, nor the consummation of the transactions contemplated hereby or thereby, does or shall contravene, result in a breach of, or violate (i) any provision of the Maker’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or other similar documents, or agreements, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Maker or any of its Subsidiaries is a party or by which the Maker or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to EXXI on or before the date hereof;

 (d)          no Material Adverse Effect has occurred since December 31, 2014; and

 (e)          no Default or Event of Default has occurred and is continuing.

SECTION 5

MISCELLANEOUS

4.1           Governing Law. This Promissory Note shall be governed by, and construed in accordance with the laws of the State of New York.

4.2           Waiver. PRESENTMENT, PROTEST, NOTICE OF INTENT TO ACCELERATE AND NOTICE OF DISHONOR ARE HEREBY WAIVED BY THE MAKER.

4.3           Amendments. This Promissory Note may not be modified, amended or changed except by an agreement in writing signed by the Payee and the Maker.

4.4           Assignments and Other Matters. The Maker shall not assign or transfer any of its obligations under this Promissory Note in any manner whatsoever (i) unless such assignment or transfer is in accordance with, and permissible under, the terms and conditions of the Intercreditor Agreement and the Credit Agreement and (ii) without the prior written consent of Payee. Subject to the terms and conditions of the Intercreditor Agreement and the Credit Agreement, if Payee and/or any transferee wishes to transfer this Promissory Note, Payee or such transferee shall surrender it to the Maker duly endorsed, or accompanied by written instruments of transfer duly executed by the Payee, with written instructions as to the account(s) for payments and address(es) for notices to the transferee(s) and the Maker shall immediately issue a new instrument or instruments, as the case may be, representing the outstanding principal and premium (if any) of this Promissory Note in the name(s) of the transferee(s) and, if applicable, the Payee, which instrument(s) shall be in substantially the same form as this Promissory Note. Subject to the foregoing provisions of this Section 4.4, the covenants, terms and conditions contained in this Promissory Note and, to the extent applicable to the Maker, the provisions of the Credit Agreement, including without limitation Section 7.2.24 of the Credit Agreement, shall apply to and bind the legatees, heirs, successors and assigns of the parties.

[signatures are on following page]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as of the date first written above.

EPL OIL & GAS, INC.

By:	/s/ Antonio de Pinho

Name: Antonio de Pinho

Its: President

AGREED and ACKNOWLEDGED,
as of the date set forth above.

ENERGY XXI GULF COAST, INC.

By:	/s/ Antonio de Pinho

Name: Antonio de Pinho

Its: President

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